IDS Industries, Inc.	$33,000 PROMISSORY NOTE	GCEF Opportunity Fund, LLC
February 4, 2014		$33,000 PROMISSORY NOTE

FOR VALUE RECEIVED, IDS Industries, Inc., a Nevada corporation (the “Borrower”), promises to pay to, GCEF Opportunity Fund, LLC or its Assignees (the "Lender"} the Principal Sum along with the·. Interest Rate and any other fees according to the terms herein. This Note will become effective only upon execution by both parties and delivery of the first payment of Consideration by the Lender {the ''Effective Date"). The Principal Sum is Thirty-Three Thousand ($33,000) Dollars plus accrued and unpaid interest and any other fees. The Consideration is Thirty Thousand ($30.000) Dollars payable by wire (there exists a S3.000 (three thousand) original issue discount (the "010"). The Lender shall provide Thirty Thousand ($30,000) Dollars of Consideration upon closing of this Note. THE PRINCIPAL SUM DUE TO LENDER SHALL BE PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY LENDER (PLUS AN APPROXIMATE 10% ORIGINAL ISSUE DISCOUNT THAT IS PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY THE LENDER AS WELL AS ANY OTHER INTEREST OR FEES) SUCH THAT THE BORROWER IS ONLV REQUIRED TO REPAY THE AMOUNT FUNDED AND THE BORROWER IS NOT REQUIRED TO REPAY ANY UNFUNDED PORTION OF THIS NOTE. The Maturity Date 1s Forty-Five Days from the Effective Date of each payment (the "Maturity Date"} and is the date upon which the Principal Sum of this Note as well as any unpaid interest and other fees, shall be due and payable, with a Fifteen Day grace period. The Borrower shall pledge Five Million Four Hundred & Sixty-Five (5,465.000) Million shares of the common stock of IDS Industries, Inc., (IDST} as collateral of which, Two (2,000,000) Million shares of the common stock of IDS Industries, Inc., (IDST) are provided as an additional loan fee, and shall be retained by the Lender in all circumstances. The remaining Three Million Four Hundred & Sixty-Five Thousand (3,465,000) shares shall be returned to Borrower when the loan is repaid in full within the Sixty (60} Day period. If the note is not repaid by the maturity date (effectively sixty (60) days including the grace period), then the Three Million Four Hundred & Sixty-Five Thousand (3,465,000} shares remaining of the common stock of IDS Industries, Inc., (IDST} being held as collateral will be retained by the Lender in lieu of repayment of the Principal, interest and 010 amounts due. and shall have the effect of being converted at the price of One ($0.01) Cent per share. If, for any reason the shares become ineligible for deposit into the OTC system and are only eligible for Xclearing deposit before the actual conversion an additional 5% discount shall apply). Unless otherwise agreed in writing by both parties, at no time will the Lender convert any amount of the Note into common stock that would result in the Lender owning more than 4.99% of the common stock outstanding.

1. Fifteen (15%) Percent Interest for the term, Forty-Five (45) Days (plus fifteen (15) day grace period). The Borrower may repay this Note at any time on or before the sixty (60) days from the Effective Date. In the event of a prepayment, NO INTEREST, NO 010 (other than the Two (2,000,000) Million shares provided as an additional Joan fee) SHALL BE DUE. The effect of which would be an interest free loan. If however, the loan is not repaid by the Maturity Date, then all OID's, Additional Loan Fees (the two (2,000,000) million shares of the common stock of IDS Industries, Inc.,(IDST) provided for above) and the fifteen (15%) percent interest will all be due and are accounted for in the total amount of the common stock pledged.

2. Conversion. Conversion is subject to the terms outlined above and is essentially the option of the Borrower. If the Borrower prepays or repays the entire note per the terms on or before the Maturity Date (including the fifteen (15) day grace period), then there is no conversion and all of the pledged common stock of IDS Industries, Inc. (IDST) beyond the Two (2,000,000) Million provided as a loan fee, shall be returned to Borrower. If Borrower does not prepay or repay by the maturity date (including the fifteen (15) day grace period), then the remaining shares held by Lender (Three Million, Four Hundred & Sixty-Five (3,465,000) Million shares shall be converted. and be retained by the Borrower in lieu of repayment. This number of shares represents the full amount of the loan, Thirty Thousand ($30,000) Dollars plus the 010 of Three Thousand ($3,000) Dollars plus Fifteen (15%) Percent Interest due on the combined balance of the principal plus the 010 for sixty days (approximately a total of Thirty-Four Thousand Six Hundred & Fifty ($34,650) Dollars, which converted at One ($0.01) Cent, equals Three Million Four Hundred & Sixty Five (3,465,000) Thousand Shares.

3. Conversion Delays. If Borrower fails to deliver shares in accordance with the timeframe stated in Section 2. Lender, at any time prior to selling ail of those shares may rescind any portion, in whole or in part. of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to the Borrower (under Lender's and Borrower's expectations that any returned conversion amounts will tack back to the original date of the Note). I n addition, for each conversion in the event that shares are not delivered the fourth business day {inclusive of the day of conversion). a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the Principal Sum of the Note (under Lender's and Borrower's expectations that any penalty amounts will tack back to the original date of the Note).

IDS Industries, Inc.	$33,000 PROMISSORY NOTE	GCEF Opportunity Fund, LLC

4. Reservation of Shares. Not applicable, since Borrower is providing shares in advance.

5. Piggyback Registration Rights. The Borrower shall include on the next registration statement the Borrower files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of this Note, but not less than $25,000 being immediately due and payable to the Lender at its election in the form of cash payment or addition to the balance of this Note.

6. Warrant Coverage. The Lender or its assigns, will receive, as additional consideration, Warrants to purchase one million (1,000.000) common shares of IDS Industries, Inc. (IDST) stock at five ($0.02) cents per share for a term of sixty (60) months from the date of origination of this note

7. Default. The following are events of default under this Note: (i) the Borrower shall fail to pay any principal under the Note when due and payable {or payable by conversion) thereunder: or (ii) the Borrower shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion} thereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy IDST insolvency or similar law {domestic or foreign}; or (vii) an involuntary proceeding shall be commenced or filed against the Borrower; or (viii) the Borrower shall lose its status as "OTC Eligible" or the borrower's shareholders shall lose the ability to deposit {either electronically or by physical certificates, or otherwise) shares into the DTC System; or (ix) the Borrower shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC.

8. Remedies. In the event of any default the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Lender's election, immediately due and payable in cash at the Mandator1Default Amount. The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to at least 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and the Lender shall have all rights as a holder of the note until such time if any, as the Lender receives full payment pursuant to this Section 8. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit ender's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

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IDS Industries, Inc.	$33,000 PROMISSORY NOTE	GCEF Opportunity Fund, LLC

9. No Shorting. Lender agrees that so long as this Note from Borrower to Lender remains outstanding, Lender will not enter into or effect ''short sales ' of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of Borrower. Borrower acknowledges and agrees that upon delivery of a conversion notice by Lender, Lender immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

10. Assignability. The Borrower may not assign this Note. This Note will be binding upon the Borrower and its successors and will inure to the benefit of the Lender and its successors and assigns and may be assigned by the Lender to anyone of its choosing without Borrower's approval.

11. Governing Law. This Note will be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought by in the state courts of Florida or in the federal courts located in Volusia County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

12. Delivery of Process by Lender to Borrower. In the event of any action or proceeding by Lender against Borrower, and only by Lender against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Lender via U.S. Mail, overnight delivery service such as FedEx or UPS, email. fax, or process server, or by mailing or otherwise delivering a copy of such process to the Borrower at its last known attorney as set forth in its most recent SEC filing.

13. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

14. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note. Lender has the right to have any such opinion provided by its counsel. Lender also has the right to have any such opinion provided by Borrower's counsel.

15. Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

Wire Instructions:

JDS T lndustnes, Inc. Chase Bank

17870 Newhope Street

Suite 106

Fountain Valley. CA 92708

Routing #: 322271627

FIG Acct #: 123 129 560

(Remainder of this page left blank intentionally, signature page on next page)

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IDS Industries, Inc.	$33,000 PROMISSORY NOTE	GCEF Opportunity Fund, LLC

Borrower:

/s/ Stephen Scott Plantinga

Stephen Scott Plantinga -CEO

IDS Industries, Inc.

533 Birch St

Lake Elsinore, CA

splantinga@idsindustries.com

Lender:

/s/ Paul Eric Flesche

Paul Eric Flesche

GCEF Opportunity Fund, LLC

1000 Fifth Street

Suite 200

Miami, FL 33139

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